Exhibit 8.1

August 29, 2023

New Atlas HoldCo Inc.

5918 W. Courtyard Drive, Suite 500

Austin, Texas 78730

Re:	New Atlas HoldCo Inc. Tax Opinion

Ladies and Gentlemen:

We have acted as counsel for New Atlas HoldCo Inc., a Delaware corporation (“New Atlas”) and Atlas Energy Solutions Inc., a Delaware corporation (“Atlas”), in connection with the Master Reorganization Agreement, dated as of July 31, 2023 (the “Master Reorganization Agreement”), by and among New Atlas, Atlas, Atlas Sand Operating, LLC, a Delaware limited liability company (“OpCo”), AESI Merger Sub Inc., a Delaware corporation (“Merger Sub Inc.”), Atlas Operating Merger Sub, LLC, a Delaware limited liability company (“Merger Sub LLC” and, together with Merger Sub. Inc., the “Merger Subs”), Atlas Sand Holdings, LLC, a Delaware limited liability company (“Holdings”, and together with New Atlas, Atlas, OpCo, and the Merger Subs, the “MRA Parties”).

Pursuant to the Master Reorganization Agreement, (i) Merger Sub Inc. will merge with and into Atlas, with Atlas surviving the merger as a direct, wholly owned subsidiary of New Atlas (the “PubCo Merger”) and (ii) Merger Sub LLC will merge with and into OpCo, with OpCo surviving the merger as a wholly owned subsidiary (partially direct and partially indirect through Atlas) of New Atlas (the “OpCo Merger” and, together with the PubCo Merger, the “Mergers”). In connection with the registration statement on Form S-4 initially filed by New Atlas on August 1, 2023, including the Information Statement/Prospectus forming a part thereof, relating to the transactions contemplated by the Master Reorganization Agreement (the “Registration Statement”), you have requested our opinion as to material U.S. federal income tax matters.

In providing our opinion, we have examined and relied upon the Master Reorganization Agreement and the Registration Statement and such other documents, records, and papers as we have deemed necessary or appropriate in order to give the opinion set forth herein. In addition, we have assumed that (i) the Mergers and the related transactions will be consummated in accordance with the provisions of the Master Reorganization Agreement and as described in the Registration Statement (and no covenants or conditions described therein and affecting this opinion will be waived or modified), (ii) all of the information, facts, statements, representations, covenants, and undertakings set forth in the Master Reorganization Agreement and the Registration Statement are true, complete, and correct in all respects and will remain true,

Vinson & Elkins LLP Attorneys at Law Austin Dallas Dubai Houston London Los Angeles New York Richmond San Francisco Tokyo Washington	2001 Ross Avenue, Suite 3900 Dallas, TX 75201 Tel +1.713.758.2222 Fax +1.713.758.2346 velaw.com

August 29, 2023 Page 2

complete, and correct in all respects at all times up to and including the effective times of transactions contemplated by the Master Reorganization Agreement, and no actions have been taken or will be taken that are inconsistent with such information, facts, statements, representations, covenants, or undertakings or that will make any such information, facts, statements, representations, covenants, or undertakings untrue, incomplete, or incorrect at the effective times of transactions contemplated by the Master Reorganization Agreement, (iii) the statements and representations made by representatives of New Atlas, Atlas, OpCo, Merger Sub Inc., Merger Sub LLC in their officer’s certificates dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificate”) are true, complete and correct and will remain true, complete and correct at all times up to and including the effective times of transactions contemplated by the Master Reorganization Agreement, (vi) any statements made in any of the documents referred to herein qualified by knowledge, belief, or materiality or comparable qualification are true, complete, and correct in all respects and will continue to be true, complete, and correct in all respects at all times up to and including the effective times of transactions contemplated by the Master Reorganization Agreement, in each case without such qualification, (v) all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals, all relevant documents have been or will be duly executed in the form presented to us, and all natural persons who have executed such documents are of legal capacity, and (vi) all applicable reporting requirements with respect to the Mergers will be satisfied. If any of the assumptions described above are untrue for any reason, or if the Mergers are consummated in a manner that is different from the manner described in the Master Reorganization Agreement, the Officer’s Certificate or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the assumptions, limitations, and qualifications set forth herein and in the Registration Statement, (i) we hereby confirm the statements set forth in the Registration Statement under the heading the caption “Material U.S. Federal Income Tax Considerations of the Reorganization to U.S. Holders of Class A Common Stock, ” insofar as such discussion constitutes statements of U.S. federal income tax law or legal conclusions, constitutes our opinion as to the material U.S. federal income tax consequences of the PubCo Merger to certain U.S. holders of Class A Common Stock and (ii) it is our opinion that the PubCo Merger will qualify as either (A) a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and/or (B) together with the OpCo Merger, as part of integrated transactions constituting a related transfer governed by Section 351(a) of the Code (collectively, the “Opinion”).

We express no opinion on any issue or matter relating to the tax consequences of the transactions contemplated by the Master Reorganization Agreement or the Registration Statement other than the Opinion set forth above. The Opinion is based on current provisions of the Code (and the legislative history thereto), Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, case law, and such other authorities as we have considered relevant, all as in effect and publicly available as of the date hereof. The authorities upon which the Opinion is based are subject to change or differing interpretations, possibly with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Mergers, or any inaccuracy in the information, facts, statements, representations, and covenants on which we have relied, may affect the continuing validity of the Opinion. We assume no responsibility to inform you of any such change that may occur or come to our attention.

August 29, 2023 Page 3

We are furnishing the Opinion solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins LLP